EXHIBIT 99.1

For Immediate Release:

Media Contact:
HealthStream, Inc.
Mollie Condra, Ph.D.
AVP, Communications, Research, & Investor Relations
(615) 301-3237
Mollie.condra@healthstream.com

HealthStream Announces the Addition of C. Martin Harris, M.D. and
Deborah Taylor Tate to the Board of Directors

Nashville, Tenn. (September 8, 2010) – HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, today announced that C. Martin Harris, M.D., Chief Information Officer at Cleveland Clinic, and Deborah Taylor Tate, former commissioner of the Federal Communications Commission, have joined its Board of Directors. Both Dr. Harris’ and Ms. Tate’s extensive professional experience, command of business strategy, and national visibility strengthen the Board’s business capabilities and expertise.

Since 1996, C. Martin Harris, M.D. has been the Chief Information Officer and Chairman of the Information Technology Division of Cleveland Clinic Foundation in Cleveland, Ohio while concurrently serving as a staff physician for Cleveland Clinic Hospital. Additionally, since 2000, Dr. Harris has been the Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the Internet. He was tapped by President Obama to help draft the electronic-health-records mandate in the economic stimulus package—and he was recruited to guide Microsoft Corporation on an innovative pilot in disease management. Dr. Harris is currently the Chairman of the Healthcare Information and Management Systems Society (HIMSS), a well-known, highly regarded not-for-profit organization focused on providing global leadership in the optimal use of information technology and management systems for the betterment of healthcare.

Dr. Harris received his undergraduate and medical degrees from the University of Pennsylvania, and he completed his residency training in internal medicine at the Hospital of the University of Pennsylvania. He also holds a Master’s in Business Administration in Healthcare Management from The Wharton School of the University of Pennsylvania. Among the numerous awards bestowed upon Dr. Harris, he was most recently named the “12th Most Creative Person in Business in 2010” by Fast Company magazine in their annual list of the “100 Most Creative People in Business,” where he is referenced as the “go-to expert when it comes to healthcare IT standards.” Currently, Dr. Harris is a Director for Invacare Corporation (NYSE: IVC), a global leader of home and long-term care medical products, and previously served as a Director for Sentillion, Inc., a company specializing in software for the healthcare industry—recently acquired by Microsoft Corporation.

Deborah Taylor Tate was nominated to the Federal Communications Commission (FCC) by President George W. Bush and unanimously confirmed by the U.S. Senate in 2005. She served as Commissioner of the FCC from 2006 to 2009, serving as Chair of two Federal Joint Boards regarding advanced telecommunications services. At the time of her presidential appointment, Ms. Tate was serving as the Chairman and Director of the Tennessee Regulatory Authority. Her previous state positions also include serving as Executive Director of the Health Facilities Commission and as senior staff for then-Governor, Senator Lamar Alexander. In addition, she was Director of the State and Local Policy Center at Vanderbilt University Institute for Public Policy Studies. She served as Chairman of the board of directors for Centerstone, Inc., the largest not-for-profit community mental health provider in the U.S., and presently serves on the national board of directors for the Centerstone Research Institute.

Ms. Tate received both her undergraduate degree and Juris Doctorate (J.D.) from the University of Tennessee and also attended Vanderbilt University Law School. A licensed attorney and Rule 31 mediator, she presently serves as Distinguished Adjunct Senior Fellow at the Free State Foundation, Assistant Professor at Vanderbilt School of Nursing, and Executive-in-Residence at Lipscomb University.

Ms. Tate has participated in numerous international delegations, often representing the U.S. in bilateral negotiations and recently was a guest of the Shanghai World Expo. Along with the current president of Brazil, Luiz Inácio Lula da Silva, Ms. Tate was named a 2009 World Telecommunications and Information Society Day Laureate for her international work regarding education, advocacy, and protection of children online. Her outstanding record of public service has been recognized by organizations that include Common Sense Media, the Boy Scouts of America, the National Cable and Telecommunications Association, and the Association of Junior Leagues International.

“Dr. Martin and Ms. Tate each make outstanding additions to HealthStream’s board of directors—and we are excited to welcome them to our Company,” said Robert A. Frist, Jr., Chairman and Chief Executive Officer, HealthStream. “Dr. Martin’s distinguished record of leadership and accomplishments in healthcare IT positions him to offer a wealth of knowledge to HealthStream. Similarly, Ms. Tate’s high profile public service, coupled with her first-hand leadership role at the nation’s largest mental health provider, deliver strong assets to our corporate governance. I believe that both Dr. Martin’s and Ms. Tate’s particular skills and experiences are highly complementary to those represented in our board of directors, adding to the board’s independence, diversity of knowledge, and strength in governing the Company.”

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of learning and research solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 2.2 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company’s preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company’s operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company’s financial and accounting procedures and other matters referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized.

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